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                                                                     Exhibit 5.1
                                August 24, 2001

FelCor Lodging Limited Partnership
c/o FelCor Lodging Trust Incorporated
545 E. John Carpenter Frwy., Suite 1300
Irving, Texas 75062-3933

     Re: Registration Statement on Form S-4; $600,000,000 Aggregate Principal
         Amount of 8 1/2% Senior Notes Due 2011

Dear Ladies and Gentlemen:

     In connection with the registration of $600,000,000 aggregate principal amount of 8 1/2% Senior Notes Due 2011 (the "Notes") by FelCor Lodging Limited Partnership ("FelCor LP") under the Securities Act of 1933, as amended (the "Act"), on Form S-4 filed with the Securities and Exchange Commission (Registration No. 333-63332) (the "Registration Statement"), and the concurrent registration of guarantees (the "Guarantees") of the Notes by FelCor Lodging Trust Incorporated ("FelCor") and the following subsidiaries of FelCor and FelCor LP: FelCor/CSS Hotels, L.L.C., FelCor/LAX Hotels, L.L.C., FelCor Eight Hotels, L.L.C., FelCor/CSS Holdings, L.P., FelCor/St. Paul Holdings, L.P., FelCor/LAX Holdings, L.P., FelCor Hotel Asset Company, L.L.C., FelCor Nevada Holdings, L.L.C., FHAC Nevada Holdings, L.L.C., FHAC Texas Holdings, L.P., FelCor Omaha Hotel Company, L.L.C., FelCor Moline Hotel, L.L.C., FelCor Country Villa Hotel, L.L.C., FelCor Canada Co., FelCor TRS Holdings, L.P. and Kingston Plantation Development Corp. (collectively, the "Subsidiary Guarantors" and, together with FelCor, the "Guarantors"), you have requested our opinion with respect to the matters set forth below. The Notes and Guarantees will be issued pursuant to an indenture (the "Indenture") among FelCor LP, FelCor, the Subsidiary Guarantors and SunTrust Bank, as trustee (the "Trustee").

     In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by FelCor LP, FelCor, and the Subsidiary Guarantors in connection with the authorization and issuance of the Notes and Guarantees, and, for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.


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FelCor Lodging Limited Partnership
August 24, 2001
Page 2

     We are opining herein as to the effect on the subject transaction only of the internal laws of the State of Texas and the Delaware General Corporation Law, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

     1. When executed and delivered by or on behalf of FelCor LP and authenticated by the Trustee in accordance with the terms of the Indenture, the Notes will constitute valid and binding obligations of FelCor LP, enforceable against FelCor LP in accordance with their terms.

     2. When executed and delivered by or on behalf of the Guarantors, the Guarantees will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

     The opinions rendered in paragraphs 1 and 2 above relating to the enforceability of the Notes and Guarantees are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) we express no opinion concerning the enforceability of any waivers or rights or defenses or indemnification provisions of the Indenture where such waivers or provisions are contrary to public policy.

     To the extent that the obligations of FelCor LP, FelCor and the Subsidiary Guarantors under the Indenture may be dependant upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.
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FelCor Lodging Limited Partnership
August 24, 2001
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     We hereby consent to the filing of this Opinion as Exhibit 5.1 to the
Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                      Very truly yours,

                                      JENKENS & GILCHRIST,
                                      A Professional Corporation

                                      /s/ Robert W. Dockery
                                      ----------------------------------
                                      By: Robert W. Dockery